    As filed with the Securities and Exchange Commission on January 31, 2000
                                                    Registration No. 333- ______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ________________

                                    FORM S-3
                             REGISTRATION STATEMENT

                                     Under
                           The Securities Act of 1933

                               ________________

                                 PROLOGIS TRUST

             (Exact name of registrant as specified in its charter)

                               ________________

          Maryland                                                74-2604728
  (State of organization)                                      (I.R.S. Employer
                                                             Identification No.)

                             14100 East 35th Place
                            Aurora, Colorado 80011
                                (303) 375-9292
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ________________
                         Edward S. Nekritz, Secretary
                                ProLogis Trust
                              14100 E. 35th Place
                            Aurora, Colorado 80011
                                (303) 375-9292
 (Name, address, including zip code, and telephone number, including area code, of agent for service):

                                  Copies to:
                               Michael T. Blair
                             Mayer, Brown & Platt
                           190 South LaSalle Street
                            Chicago, Illinois 60603
                                (312) 782-0600

                               ________________

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration
statement for the same offering.   [_]

                               ________________

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                           PROPOSED           PROPOSED
                                                            MAXIMUM            MAXIMUM
        TITLE OF EACH CLASS OF           AMOUNT TO BE   OFFERING PRICE        AGGREGATE         AMOUNT OF
      SECURITIES TO BE REGISTERED         REGISTERED     PER SHARE(1)     OFFERING PRICE(1)  REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial Interest,         200,535        $18.9375      $3,797,631.56             1,002.57
par value $0.01 per share................
-----------------------------------------------------------------------------------------------------------------
Preferred Shares Purchase Rights.........     200,535           N/A             N/A                     N/A
=================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                  SUBJECT TO COMPLETION DATED JANUARY 31, 2000


                            [LOGO OF PROLOGIS TRUST]

                                 ProLogis Trust
                             14100 East 35th Place
                             Aurora, Colorado 80011
                                 (303) 375-9292

                             200,535 Common Shares


                                _______________


     The shareholders of ProLogis Trust identified in this prospectus are offering and selling common shares of beneficial interest of ProLogis. The ProLogis common shares being offered by this prospectus were acquired by the selling shareholders upon the conversion of their interests in a loan agreement between an unconsolidated subsidiary of ProLogis and the selling shareholders.


     The selling shareholders may offer their ProLogis common shares through public or private transactions, on or off of the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices.


     Our common shares are listed on the New York Stock Exchange under the symbol "PLD". On January 28, 2000, the last reported sale price of our common shares on the New York Stock Exchange was $18.9375 per share.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                                _______________


                 The date of this prospectus is       , 2000.

     We have not authorized any person to give any information or to make any representation not contained in this prospectus in connection with any offering of these common shares. This prospectus is not an offer to sell any security other than these common shares and it is not soliciting an offer to buy any security other than these common shares. This prospectus is not an offer to sell these common shares to any person and it is not soliciting an offer from any person to buy these common shares in any jurisdiction where the offer or sale to that person is not permitted. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus, even though this prospectus is delivered or these common shares are offered or sold on a later date.


                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROLOGIS TRUST.............................................................   1

USE OF PROCEEDS............................................................   2

DESCRIPTION OF COMMON SHARES...............................................   2

DESCRIPTION OF PROVISIONS OF MARYLAND LAW AND OF
     PROLOGIS' DECLARATION OF TRUST AND BYLAWS.............................   6

FEDERAL INCOME TAX CONSIDERATIONS..........................................   9

SELLING SHAREHOLDERS.......................................................  18

PLAN OF DISTRIBUTION.......................................................  19

EXPERTS....................................................................  20

LEGAL MATTERS..............................................................  20

WHERE YOU CAN FIND MORE INFORMATION........................................  20

INCORPORATION BY REFERENCE.................................................  21

                                PROLOGIS TRUST

     ProLogis is a real estate investment trust organized under Maryland law and has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. ProLogis deploys capital in markets that ProLogis believes have excellent long-term growth prospects and in markets where ProLogis believes it can achieve a strong position through the acquisition and development of flexible facilities designed for both warehousing and light manufacturing uses. ProLogis is an international company focused exclusively on meeting the distribution space needs of international, national, regional and local industrial real estate users through the ProLogis Operating System and believes it has distinguished itself from its competition by being the only entity that combines all of the following:

     (1) An international operating platform dedicated to providing distribution facilities to a targeted customer base of the 1,000 largest users of distribution facilities worldwide, 444 of which are currently ProLogis customers;

     (2) An organizational structure and service delivery system built around the customer--ProLogis believes its service approach is unique to the real estate industry as it combines international scope and expertise with strong local presence in each of its target markets; and

     (3) A disciplined investment strategy based on proprietary research that identifies high growth markets with sustainable demand for ProLogis' distribution facilities.

     As of December 31, 1999, ProLogis owned or controlled the following assets, including assets held by unconsolidated subsidiaries and joint ventures. ProLogis' real estate assets consisted of approximately 149.1 million square feet of operating distribution facilities and approximately 17.6 million square feet of refrigerated distribution facilities. In addition, ProLogis had 11.9 million square feet of distribution facilities under development at a total expected investment of $591.9 million. ProLogis has 1,636 facilities in 94 North American and European Markets. Also, ProLogis owned or controlled approximately 4,800 acres of land for future development of approximately 50.5 million square feet of distribution facilities. ProLogis' objective is to increase shareholder value by achieving long-term sustainable growth in cash flow.

     ProLogis was originally formed in June 1991 to take advantage of two strategic opportunities identified as a result of extensive market research:

     . the opportunity to build a distribution and light manufacturing asset base at costs significantly below replacement cost and a land inventory at attractive prices; and

     . the opportunity to create, for the first time, a national operating company which would differentiate itself from its competition through its ability to meet a corporate customer's distribution facility requirements on a national, regional and local basis.

     In 1997, ProLogis began expanding its operations into Mexico and Europe to meet the needs of its targeted national and international customers as they expanded and reconfigured their distribution facility requirements globally. Consistent with ProLogis' objective of expanding its services platform for its targeted customer base, in 1997 and 1998 ProLogis further expanded to serve the refrigerated logistics needs of its customers by acquiring an international refrigerated distribution network. Today, ProLogis' business is organized into the following segments:

     . acquisition and development of industrial distribution facilities for long-term ownership and leasing in North America and Europe;

     . operation of refrigerated distribution facilities through unconsolidated subsidiaries, one operating in North America and one operating in nine countries in Europe; and

     . development of distribution facilities for future sale or on a fee basis in North America and, through an unconsolidated subsidiary, in the United Kingdom.

     This global network of distribution facilities has ProLogis well positioned to become the global leader in this rapidly consolidating industry.


                                USE OF PROCEEDS

     All net proceeds from the sale of ProLogis common shares will go to the shareholders which are offering their shares under this prospectus. Accordingly, ProLogis will not receive any proceeds from the sale of ProLogis common shares under this prospectus.


                         DESCRIPTION OF COMMON SHARES

General

     ProLogis' declaration of trust authorizes ProLogis to issue up to 275,000,000 shares of beneficial interest, par value $0.01 per share, consisting of common shares, preferred shares and such other types or classes of shares of beneficial interest as ProLogis' board of trustees may create and authorize from time to time. ProLogis' board of trustees may amend ProLogis' declaration of trust without shareholder consent to increase or decrease the aggregate number of shares or the shares of any class which ProLogis has authority to issue. At January 27, 2000, 161,833,801 common shares were issued and outstanding and held of record by approximately 11,379 shareholders.

     The following description of the general terms and provisions of the common shares is not complete and you should refer to ProLogis' declaration of trust and bylaws for more information.

     The outstanding common shares are fully paid and, except as set forth below under "--Shareholder liability," non-assessable. Each common share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of trustees. Holders of common shares do not have the right to cumulate their votes in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election. Holders of common shares are entitled to such distributions as may be declared from time to time by the board of trustees out of funds legally available for the payment of distributions. Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of ProLogis. In the event of a liquidation, dissolution or winding up of the affairs of ProLogis, the holders of the common shares are entitled to share ratably in the assets of ProLogis remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the Series A cumulative redeemable preferred shares, Series B cumulative convertible redeemable preferred shares, Series C cumulative redeemable preferred shares, Series D cumulative redeemable preferred shares and Series E cumulative redeemable preferred shares, and subject to the rights of holders of other series of preferred shares, if any. The right of holders of the common shares are subject to the rights and preferences established by the board of trustees for the Series A preferred shares, Series B preferred shares, Series C preferred shares, Series D preferred shares and Series E preferred shares and any other series of preferred shares which may subsequently be issued by ProLogis.

Purchase rights

     On December 7, 1993, the board of trustees declared a dividend of one preferred share purchase right for each common share outstanding, payable to holders of common shares of record at the close of business on December 31, 1993. The holders of any additional common shares issued after such date and before the redemption or expiration of the purchase rights are also entitled to receive one purchase right for each such additional common share. Each purchase right entitles the holder under set circumstances to purchase from ProLogis one one-hundredth of a share of Series A junior participating preferred shares, par value $0.01 per share at a price of $40.00 per one one-hundredth of a Series A junior preferred share, subject to adjustment. Purchase rights are exercisable when a person or group of persons, other than Security Capital Group Incorporated, acquires 20% or more of the outstanding common shares or announces a tender offer or exchange offer for 25% or more of the outstanding common shares. Under set circumstances, each purchase right entitles the holder to purchase, at the purchase right's then current exercise price, a number of common shares having a market value of twice the purchase right's exercise price. The acquisition of ProLogis pursuant to some types mergers or other business transactions would entitle each holder to purchase, at the purchase right's then current exercise price, a number of the acquiring company's common shares having a market value at that time equal to twice the purchase right's exercise price. The purchase rights held by 20% shareholders, other than Security Capital Group would not be exercisable. The purchase rights will expire on December 7, 2003 and are subject to redemption in whole, but not in part, at a price of $0.01 per purchase right payable in cash, shares of ProLogis or any other form of consideration determined by the board of trustees.

Transfer agent

     The transfer agent and registrar for the common shares is BankBoston, N.A., 150 Royall Street, Canton, Massachusetts 02021. The common shares are listed on the New York Stock Exchange under the symbol "PLD."

Restriction on size of holdings

     The ProLogis declaration of trust restricts beneficial ownership, or deemed ownership by virtue of the attribution provisions of the Internal Revenue Code or Section 13(d) of the Securities Exchange Act of 1934, of ProLogis' outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares. The purposes of the restriction are to assist in protecting and preserving ProLogis' real estate investment trust status under the Internal Revenue Code and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares unless the acquiror makes a cash tender offer for all outstanding shares. For ProLogis to qualify as a real estate investment trust under the Internal Revenue Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. The restriction permits five persons to acquire up to a maximum of 9.8% each, or an aggregate of 49% of the outstanding shares, and, thus, assists the board of trustees in protecting and preserving ProLogis' real estate investment trust status under the Internal Revenue Code.

     The ownership restriction does not apply to Security Capital Group, which counts as numerous holders for purposes of the tax rule, because its shares are attributed to its shareholders for purposes of this rule. Additionally, the ownership limit is subject to an exception for holders who were the beneficial owners of shares, or who possessed securities convertible into shares, in excess of the ownership limit on and immediately after the adoption of ProLogis' declaration of trust by the board of trustees on June 24, 1999.

     These holders may beneficially own shares or possess securities convertible into shares, only up to their respective existing holder limits. The existing holder limit for any such holder is equal to the percentage of outstanding shares beneficially owned, or which would be beneficially owned upon the exchange of convertible securities, by the holder on and immediately after the adoption of the declaration of trust.

     ProLogis' board of trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to ProLogis' board of trustees and upon such other conditions as ProLogis' board of trustees may direct, may exempt a proposed transferee from the ownership limit. The proposed transferee must give written notice to ProLogis of the proposed transfer at least 30 days prior to any transfer which, if consummated, would result in the proposed transferee owning ProLogis' shares in excess of the ownership limit. ProLogis' board of trustees may require such opinions of counsel, affidavits, undertakings or agreements as it determines to be necessary or advisable in order to determine or ensure ProLogis' status as a real estate investment trust.

     Any transfer of ProLogis' shares that would:

     (1) create a direct or indirect ownership of shares in excess of the ownership limit or excess holder limits;

     (2) result in ProLogis' shares being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, as provided in Section 856(a) of the Internal Revenue Code;

     (3) result in ProLogis being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code;

     (4) result in a non-U.S. person, other than Security Capital Group, owning 50% or more of the market value of the issued and outstanding ProLogis shares;

     (5) create an ownership of shares by a party that has a 9.9% or greater interest in a tenant of ProLogis; or

     (6) result in the disqualification of ProLogis as a real estate investment trust under the Internal Revenue Code.

will not have any effect, and the intended transferee will acquire no rights to the shares.

     These restrictions on transferability and ownership will not apply if ProLogis' board of trustees determines that it is no longer in the best interests of ProLogis to attempt to qualify, or to continue to qualify, as a real estate investment trust under the Internal Revenue Code.

     Notwithstanding the previous restrictions, any purported transfer of ProLogis' shares or event which would

     (1) result in a person owning ProLogis' shares in excess of the ownership limit or the existing holder limits;

     (2) cause ProLogis to become "closely held" under Section 856(h) of the Internal Revenue Code;

     (3) result in 50% or more of the outstanding shares being held by a person, as defined in section 7701(a)(30) of the Internal Revenue Code;

     (4) result in 9.9% or more of the outstanding shares being held by a person that constructively owns 9.9% or more of the voting power, shares or assets of a ProLogis tenant; or

     (5) result in the disqualification of ProLogis as a real estate investment trust under the Internal Revenue Code will result in those shares being constituting excess shares which will be transferred pursuant to ProLogis' declaration of trust to a party not affiliated with ProLogis designated by ProLogis as the trustee of a trust for the exclusive benefit of an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Internal Revenue Code and identified by ProLogis' board of trustees as the charitable beneficiary or beneficiaries of the trust, until such time as the excess shares are transferred to a person whose ownership will not violate the restrictions on ownership. While these excess shares are held in trust, ProLogis will pay any distributions on the excess shares to the trust for the benefit of the charitable beneficiary and the excess shares may only be voted by the trustee for the benefit of the charitable beneficiary.

     Subject to the ownership limit, the trustee will transfer the excess shares at the direction of ProLogis to any person if the excess shares would not be excess shares in the hands of that person. The purported transferee will receive the lesser of:

       (1) the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of the event which caused the excess shares to be held in trust; and

       (2) the price received from the sale or other disposition of the excess shares.

Any dividend or distribution paid to the purported transferee which the purported transferee was obligated to repay to the trustee, shall be subtracted from this payment.

     The trustee will pay any proceeds from the sale or other disposition of the excess shares in excess of the amount payable to the purported transferee to the charitable beneficiary. In addition, ProLogis will have the right to purchase the excess shares held in trust for a 90-day period at a purchase price equal to the lesser of:

       (1) the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of the event which caused the excess shares to be held in trust; and

       (2) the fair market value of the excess shares on the date ProLogis elects to purchase them.

     Fair market value, for these purposes, means the last reported sales price on the New York Stock Exchange on the trading day immediately preceding the relevant date, or if those shares are not then traded on the New York Stock Exchange, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system on which those shares are then traded. If the shares are not then traded on any exchange or quotation system, the fair market value will be the market price on the relevant date as determined in good faith by ProLogis' board of trustees.

     From and after the purported transfer to the purported transferee of the excess shares, the purported transferee will cease to be entitled to distributions voting rights and other benefits with respect to the excess shares except the right to payment on the transfer of the excess shares as described above; however, the purported transferee remains entitled to liquidation distributions. If the purported transferee receives any distributions on excess shares prior to ProLogis' discovery that those excess shares have been transferred in violation of the provisions of ProLogis' declaration of trust, the purported transferee must repay those distributions to ProLogis upon demand, and ProLogis will pay those amounts to the trust for the benefit of the charitable beneficiary. If the restrictions on transferability and ownership are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then ProLogis may treat the purported transferee of any excess shares to have acted as an agent on behalf of ProLogis in acquiring those excess shares and to hold those excess shares on behalf of ProLogis.

     All certificates evidencing shares will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such other percentage between 0.5% and 5%, as provided in the rules and regulations of the Internal Revenue Code, of the number or value of ProLogis' outstanding shares must give a written notice containing certain information to ProLogis by January 31 of each year. In addition, each shareholder is upon demand required to disclose to ProLogis in writing such information with respect to its direct, indirect and constructive ownership of ProLogis' shares as ProLogis' board of trustees deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a real estate investment trust, to determine ProLogis' status as a real estate investment trust to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The restrictions on share ownership in ProLogis' declaration of trust are designed to protect the real estate investment trust status of ProLogis. The restrictions could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Indemnification of trustees and officers

     The Maryland statutory law governing real estate investment trusts permits a real estate investment trust to indemnify or advance expenses to trustees, officers, employees and agents of the real estate investment trust to the same extent as is permitted for directors, officers, employees and agents of a Maryland corporation under Maryland statutory law. Under ProLogis' declaration of trust, ProLogis is required to indemnify each trustee, and may indemnify each officer, employee and agent to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a trustee, officer, employee or agent of ProLogis or is or was serving at the request of ProLogis as a director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, partnership, joint venture, limited liability company, trust, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in that capacity and to pay or reimburse reasonable expenses, as those expenses are incurred, of each trustee, officer, employee and agent in connection with any of those proceedings. ProLogis' board of trustees believes that the indemnification provision enhances ProLogis' ability to attract and retain superior trustees and officers for ProLogis and its subsidiaries.

     ProLogis has entered into indemnity agreements with each of its officers and trustees which provide for reimbursement of all expenses and liabilities of the officer or trustee, arising out of any lawsuit or claim against the officer or trustee due to the fact that he was or is serving as an officer or trustee, except for liabilities and expenses, the payment of which is judicially determined to be unlawful, relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or relating to judicially determined criminal violations. In addition, ProLogis has entered into indemnity agreements with each of its trustees who is not also an officer of ProLogis which provide for indemnification and advancement of expenses to the fullest extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a trustee and ProLogis has established a trust to fund payments under the indemnification agreements.

Shareholder liability

     Both the Maryland statutory law governing real estate investment trusts and ProLogis' declaration of trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of ProLogis or ProLogis' board of trustees. ProLogis' declaration of trust further provides that ProLogis shall indemnify and hold each shareholder harmless from and against all claims and liabilities, whether they proceed to judgment or are settled or otherwise brought to a conclusion, to which the shareholder may become subject by reason of his or her being or having been a shareholder and that ProLogis shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability; provided that the shareholder gives ProLogis prompt notice of any such claim or liability and permits ProLogis to conduct the defense of the claim or liability. In addition, ProLogis is required to, and as a matter or practice does, insert a clause in its management and other contracts providing that shareholders assume no personal liability for obligations entered into on behalf of ProLogis. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and some statutory liabilities, the shareholders may, in some jurisdictions, be personally liable to the extent that those claims are not satisfied by ProLogis. Inasmuch as ProLogis carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which ProLogis' assets plus its insurance coverage would be insufficient to satisfy the claims against ProLogis and its shareholders.


               DESCRIPTION OF PROVISIONS OF MARYLAND LAW AND OF
                   PROLOGIS' DECLARATION OF TRUST AND BYLAWS

     The following description of some general provisions of Maryland law and of ProLogis' declaration of trust and bylaws is not complete and you should refer to Maryland law, ProLogis' declaration of trust and ProLogis' bylaws for more information.

Board of trustees

     ProLogis' declaration of trust provides that ProLogis' board of trustees will have not less than three nor more than fifteen trustees, as determined from time to time by ProLogis' board of trustees. The trustees are divided into three classes. Each trustee will hold office for three years and until his or her successor is duly elected and qualifies. The term of the Class I Trustees will expire at the annual meeting of shareholders in 2000, the term of the Class II Trustees will expire at the annual meeting of shareholders in 2001 and the term of the Class III Trustees will expire at the annual meeting of shareholders in 2002. At each annual meeting of shareholders, the successors to the class of trustees whose term expires at that meeting will be elected to hold office for three years. Whenever there is a vacancy or vacancies on the board of trustees, including vacancies resulting from an increase in the number of trustees, the vacancy may be filled at a special meeting of the shareholders called for the purpose of electing trustees to fill the vacancy, by the trustees then in office or at the next annual meeting of the shareholders. Any trustees elected at special meetings of the shareholders to fill vacancies or appointed by the trustees then in office will hold office until the next annual meeting of shareholders.

     The classified board provision may have the effect of making it more difficult for a third party to acquire control of ProLogis without the consent of ProLogis' board of trustees, even if a change in control would be beneficial to ProLogis and its shareholders.

Business combinations

     Under Maryland law, "business combinations," between a Maryland real estate investment trust and an "interested shareholder" or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder became an interested shareholder. A business combination may include including a merger, consolidation, share exchange, or, in some circumstances, an asset transfer or issuance or reclassification of equity securities. After the five-year period, these business combinations must be recommended by the board of trustees of the real estate investment trust and approved by at least 80% of the votes entitled to be cast by shareholders of the real estate investment trust, including at least two-thirds of the votes entitled to be cast by shareholders other than the interested shareholder with whom the business combination is to be effected, unless, among other things, the real estate investment trust's common shareholders receive a minimum price, as defined under Maryland law, for their shares and they receive the consideration in cash or in the same form as previously paid by the interested shareholder for its shares. An "interested shareholder" is a person who either beneficially owns 10% or more of the voting power of the real estate investment trust's outstanding shares or is an affiliate of the real estate investment trust and, at any time during the prior two years, beneficially owned 10% or more of the voting power of the real estate investment trust's then outstanding shares. These provisions of Maryland law do not apply, however, to business combinations which are approved or exempted by the board of trustees of the real estate investment trust prior to the time that the interested shareholder becomes an interested shareholder.

     ProLogis' declaration of trust exempts any business combination with Security Capital Group and its affiliates and successors from these provisions of Maryland law.

Control share acquisitions

     Maryland law provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by shareholders, other than the acquiror or officers or trustees who are employees of the real estate investment trust. "Control shares" are voting shares which, if aggregated with all other voting shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise voting power, would entitle the acquiror to exercise at least one- fifth of the voting power in electing trustees. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel the board of trustees of the real estate investment trust to call a special meeting of shareholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders' meeting.

     If the shareholders do not approve voting rights at the meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, the real estate investment trust may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair market value. Fair market value will be determined without regard to the absence of voting rights for the control shares as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of those shares were considered and not approved. If the shareholders approve voting rights for control shares and the acquiror becomes entitled to exercise a majority of the voting power in electing trustees, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of the appraisal rights may not be less than the highest price per share paid by the acquiror for the control shares.

     The control share acquisition law does not apply to shares acquired in a merger, consolidation or share exchange if the real estate investment trust is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust.

     ProLogis' declaration of trust exempts Security Capital Group and its affiliates and successors from these provisions of Maryland law. Additionally, through the bylaws, the board of trustees has provided that these provisions of Maryland will not apply to any acquisition of ProLogis shares by any person. However, this exemption may be repealed, in whole or in part, at any time whether before or after an acquisition of control shares, and upon the repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

Amendments to ProLogis' declaration of trust

     Maryland law requires the shareholder of a real estate investment trust to approve any amendment to its declaration of trust, with some exceptions. As permitted by Maryland law, ProLogis' declaration of trust permits ProLogis' board of trustees, without any action by the shareholders, to amend ProLogis' declaration of trust to increase or decrease the aggregate number of shares or the number of shares of any class which ProLogis may issue. The board of trustees also may change the par value of any class or series of shares and the aggregate par value of the shares and the board of trustees may classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions limitations as to dividends or distributions, qualifications or terms or conditions of the redemption of the shares by filing articles supplementary pursuant to Maryland law. Also, as permitted by Maryland law, ProLogis' declaration of trust permits ProLogis' board of trustees, by a two-thirds vote, to amend ProLogis' declaration of trust to enable ProLogis to qualify as a real estate investment trust. A majority of the votes entitled to be cast by shareholders must approve any other amendment to ProLogis' declaration of trust.

Termination of ProLogis

     ProLogis has a perpetual term and intends to continue its operations for an indefinite time period. However, the ProLogis declaration of trust provides that, subject to the provisions of any class or series of shares at the time outstanding, after approval by a majority of the entire board of trustees, ProLogis may be terminated at any meeting of shareholders called for the purpose of voting on the termination by the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote.

     In connection with the termination of ProLogis, the ProLogis declaration of trust provides that the board of trustees, upon receipt of releases or indemnity as they deem necessary for their protection, may, without the need to obtain shareholder approval, convey the property of ProLogis to one or more persons, entities, trusts or corporations for consideration consisting in whole or in part of cash, shares of stock or other property of any kind, and distribute the net proceeds among the shareholders ratably, at valuations fixed by the board of trustees, in cash or in kind, or partly in cash and partly in kind.

Advance notice of trustee nominations and new business

     For a shareholder to properly bring nominations or other business before an annual meeting of shareholders, ProLogis' bylaws require that shareholder to deliver a notice to the secretary, absent specified circumstances, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting setting forth:

     (1) as to each person whom the shareholder proposes to nominate for election or reelection as a trustee, all information relating to that person which is required to be disclosed in solicitations of proxies for the election of trustees, or is otherwise required, pursuant to Regulation 14A of the Securities Exchange Act of 1934;

     (2) as to any other business which the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting that business at the meeting and any material interest of that shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

     (3) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of that shareholder as they appear on ProLogis' books; and of that beneficial owner, the number of shares of each class of ProLogis which are owned beneficially and of record by that shareholder and that beneficial owner; and in the case of a nomination, a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons pursuant to which the nomination is made by that person, a representation that the shareholder intends to appear in person or by proxy at the meeting, if there is a meeting, to nominate the person named in the notice and any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of trustees pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations of that section.



                       FEDERAL INCOME TAX CONSIDERATIONS

     ProLogis intends to operate in a manner that permits it to satisfy the requirements for taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to ProLogis and its shareholders of the treatment of ProLogis as a real estate investment trust. Since these provisions are highly technical and complex, each prospective purchaser of the ProLogis common shares is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the ProLogis common shares.

     Based upon representations of ProLogis with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to ProLogis, ProLogis has been organized in conformity with the requirements for qualification as a real estate investment trust beginning with its taxable year ending December 31, 1993, and its actual and proposed method of operation described in this prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

     This opinion is based on representations made by ProLogis as to factual matters relating to ProLogis' organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of this prospectus. ProLogis' qualification and taxation as a real estate investment trust will depend upon ProLogis' ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that ProLogis will satisfy such tests on a continuing basis.

     In brief, if the conditions imposed by the real estate investment trust provisions of the Internal Revenue Code are met, entities, such as ProLogis, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "real estate investment trust taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation," at both the corporate and shareholder levels that generally results from the use of corporations.

     If ProLogis fails to qualify as a real estate investment trust in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, ProLogis could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

     ProLogis elected real estate investment trust status effective beginning with its taxable year ended December 31, 1993 and the ProLogis board of trustees believes that ProLogis has operated and currently intends that ProLogis will operate in a manner that permits it to qualify as a real estate investment trust in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a real estate investment trust depends on ProLogis continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on ProLogis' operating results.

     The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws.

Taxation of ProLogis

 General

     In any year in which ProLogis qualifies as a real estate investment trust, in general it will not be subject to federal income tax on that portion of its real estate investment trust taxable income or capital gain which is distributed to shareholders. ProLogis may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

     Notwithstanding its qualification as a real estate investment trust, ProLogis may also be subject to taxation in other circumstances. If ProLogis should fail to satisfy either the 75% or the 95% gross income test, as discussed below, and nonetheless maintains its qualification as a real estate investment trust because other requirements are met, it will be subject to a 100% tax on the greater of the amount by which ProLogis fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect ProLogis' profitability. ProLogis will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below, and if ProLogis has net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if ProLogis should fail to distribute during each calendar year at least the sum of:

     (1) 85% of its real estate investment trust ordinary income for such year;

     (2) 95% of its real estate investment trust capital gain net income for such year, other than capital gains ProLogis elects to retain and pay tax on as described below; and

     (3) any undistributed taxable income from prior years,

ProLogis would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     A real estate investment trust is permitted to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder's share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by ProLogis. ProLogis may also be subject to the corporate "alternative minimum tax," as well as tax in various situations and on some types of transactions not presently contemplated. ProLogis will use the calendar year both for federal income tax purposes and for financial reporting purposes.

     In order to qualify as a real estate investment trust, ProLogis must meet, among others, the following requirements:


 Share ownership test

     ProLogis' shares must be held by a minimum of 100 persons for at least 335 days in each taxable year or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the ProLogis shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. Pursuant to the constructive ownership rules, Security Capital's ownership of shares is attributed to its shareholders for purposes of the 50% test. Under the Taxpayer Relief Act, for taxable years beginning after August 5, 1997, if ProLogis complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares of stock were held, actually or constructively, by five or fewer individuals, then ProLogis will be treated as meeting such requirement.

     In order to ensure compliance with the 50% test ProLogis has placed restrictions on the transfer of the shares of its stock to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, ProLogis must maintain records which disclose the actual ownership of its outstanding shares of stock and such regulations impose penalties against ProLogis for failing to do so. In fulfilling its obligations to maintain records, ProLogis must and will demand written statements each year from the record holders of designated percentages of shares of its stock disclosing the actual owners of such shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of ProLogis' records. A shareholder failing or refusing to comply with ProLogis' written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of shares of ProLogis' stock and other information. In addition, ProLogis' declaration of trust provides restrictions regarding the transfer of shares that are intended to assist ProLogis in continuing to satisfy the share ownership requirements. ProLogis intends to enforce the percentage limitations on ownership of shares of its stock to assure that its qualification as a real estate investment trust will not be compromised.


 Asset tests

     At the close of each quarter of ProLogis' taxable year, ProLogis must satisfy tests relating to the nature of its assets determined in accordance with generally accepted accounting principles. First, at least 75% of the value of ProLogis' total assets must be represented by interests in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of ProLogis' assets generally may be invested without restriction, securities in this class may not exceed either, in the case of securities of any non-government issuer, 5% of the value of ProLogis' total assets, or 10% of the outstanding voting securities of any one issuer.


 Gross income tests

     There are currently two separate percentage tests relating to the sources of ProLogis' gross income which must be satisfied for each taxable year. For purposes of these tests, where ProLogis invests in a partnership, ProLogis will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of ProLogis as it has in the hands of the partnership. The three tests are as follows:

     1. The 75% Test. At least 75% of ProLogis' gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

     (1) rents from real property, except as modified below;

     (2) interest on obligations collateralized by mortgages on, or interests in, real property;

     (3) gains from the sale or other disposition of non-"dealer property," which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of ProLogis' trade or business;

     (4) dividends or other distributions on shares in other real estate investment trust, as well as gain from the sale of such shares;

     (5) abatements and refunds of real property taxes;

     (6) income from the operation, and gain from the sale, of "foreclosure property," which means property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property; and

     (7) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

     Rents received from a tenant will not however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if ProLogis, or an owner of 10% or more of ProLogis, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, ProLogis generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom ProLogis derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by ProLogis are "usually or customarily rendered" in connection with the rental of properties for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience." For taxable years beginning after August 5, 1997, a real estate investment trust is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the real estate investment trust during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the real estate investment trust directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the real estate investment trust in furnishing or rendering the service or providing the management or operation.

     2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of ProLogis' gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on real estate investment trust shares, and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to ProLogis under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by ProLogis to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

     For purposes of determining whether ProLogis complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding foreclosure property, unless such property is held by ProLogis for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See "--Taxation of ProLogis--General."

     Even if ProLogis fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a real estate investment trust for such year if it is entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

     (1) ProLogis' failure to comply was due to reasonable cause and not to willful neglect;

     (2) ProLogis reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and

     (3) any incorrect information on this schedule is not due to fraud with intent to evade tax.

     If these relief provisions apply, however, ProLogis will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

Annual distribution requirements

     In order to qualify as a real estate investment trust, ProLogis is required to make distributions, other than capital gain dividends, to its shareholders each year in an amount at least equal to the sum of 95%, or 90% for taxable years beginning after December 31, 2000, of ProLogis' real estate investment trust taxable income, computed without regard to the dividends paid deduction and real estate investment trust net capital gain, plus 95%, or 90% for taxable years beginning after December 31, 2000, of its net income after tax, if any, from foreclosure property, minus the sum of some items of excess non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before ProLogis timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that ProLogis does not distribute all of its net capital gain or distributes at least 95%, or 90% for taxable years beginning after December 31, 2000, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, a real estate investment trust is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder's share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by ProLogis.

     ProLogis intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that ProLogis may not have sufficient cash or other liquid assets to meet the 95%, or 90% for taxable years beginning after December 31, 2000, distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing ProLogis' real estate investment trust taxable income on the other hand. To avoid any problem with the 95%, or 90% for taxable years beginning after December 31, 2000, distribution requirement, ProLogis will closely monitor the relationship between its real estate investment trust taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

     If ProLogis fails to meet the 95%, or 90% for taxable years beginning after December 31, 2000, distribution requirement as a result of an adjustment to ProLogis' tax return by the Internal Revenue Service, ProLogis may retroactively cure the failure by paying a "deficiency dividend," plus applicable penalties and interest, within a specified period.


 Tax aspects of ProLogis' investments in partnerships

     A significant portion of ProLogis' investments are owned through various limited partnerships. ProLogis will include its proportionate share of each partnership's income, gains, losses, deductions and credits for purposes of the various real estate investment trust gross income tests and in its computation of its real estate investment trust taxable income and the assets held by each partnership for purposes of the real estate investment trust asset tests.

     ProLogis' interest in the partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership were to be treated as an association, such partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of ProLogis' assets and items of gross income would change, which may preclude ProLogis from satisfying the real estate investment trust asset tests and may preclude ProLogis from satisfying the real estate investment trust gross income tests. See "--Failure to Qualify" below, for a discussion of the effect of ProLogis' failure to meet such tests. Based on factual representations of ProLogis, in the opinion of Mayer,

Brown, & Platt, under existing federal income tax law and regulations, ProLogis Limited Partnership-I, ProLogis Limited Partnership-II, ProLogis Limited Partnership- III and ProLogis Limited Partnership-IV will be treated for federal income tax purposes as partnerships, and not as associations taxable as corporations. Such opinion, however, is not binding on the Internal Revenue Service.


 Failure to qualify

     If ProLogis fails to qualify for taxation as a real estate investment trust in any taxable year and relief provisions do not apply, ProLogis will be subject to tax, including applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which ProLogis fails to qualify as a real estate investment trust will not be deductible by ProLogis, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, ProLogis also will be disqualified from re-electing taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost.

Taxation of ProLogis' shareholders

  Taxation of taxable domestic shareholders

     As long as ProLogis qualifies as a real estate investment trust, distributions made to ProLogis' taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions, and for tax years beginning after August 5, 1997, undistributed amounts, that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed ProLogis' actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that ProLogis makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder's tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by ProLogis in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by ProLogis and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by ProLogis during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of ProLogis. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to ProLogis shareholders.

     In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from ProLogis required to be treated by such shareholder as long-term capital gains.

     The Internal Revenue Service Restructuring and Reform Act of 1998 provides that gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to Internal Revenue Service guidance, ProLogis may classify portions of its capital gain dividends as gains eligible for the 20% capital gains rate or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.

     Shareholders of ProLogis should consult their tax advisor with regard to the application of the changes made by the Internal Revenue Service Restructuring and Reform Act of 1998 with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

  Backup withholding

     ProLogis will report to its domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide ProLogis with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, ProLogis may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to ProLogis.


  Taxation of tax-exempt shareholders

     The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a real estate investment trust to a tax-exempt employees' pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a "pension-held real estate investment trust," based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions by ProLogis to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that ProLogis, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

     However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a "pension-held real estate investment trust" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such real estate investment trust may constitute unrelated business taxable income. For these purposes, a "pension-held real estate investment trust" is defined as a real estate investment trust if such real estate investment trust would not have qualified as a real estate investment trust but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the real estate investment trust and at least one qualified pension trust holds more than 25% by value of the interests of such real estate investment trust or one or more qualified pension trusts, each owning more than a 10% interest by value in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in such real estate investment trust.


Taxation of foreign shareholders

     ProLogis will qualify as a "domestically-controlled real estate investment trust" so long as less than 50% in value of its Shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trust and estates. It is currently anticipated that ProLogis will qualify as a domestically controlled real estate investment trust. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

     Distributions of cash generated by ProLogis' real estate operations, but not by its sale or exchange of such properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with ProLogis the required form evidencing such lower rate or unless the foreign shareholder files an Internal Revenue Service Form 4224 or Internal Revenue Service Form W-8ECI with ProLogis claiming that the distribution is "effectively connected" income. Under applicable Treasury regulations, foreign shareholders generally have to provide the Internal Revenue Service Form 8-W8ECI in lieu of Internal Revenue Service Form 4224 beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date.
An Internal Revenue Service Form 4224 existing on January 1, 2000 will continue to be effective until December 31, 2000.

     Distributions of proceeds attributable to the sale or exchange by ProLogis of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. ProLogis is required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated by ProLogis as a capital gain dividend; this amount is creditable against the foreign shareholder's Foreign Investment in Real Property Tax Act tax liability.

     The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors in ProLogis should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in ProLogis.

Other tax considerations

  Investments in taxable subsidiaries

     ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated and Meridian Refrigerated, Inc. will pay federal and state income taxes at the full applicable corporate rates on their income prior to payment of any dividends. ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated and Meridian Refrigerated, Inc. will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated or Meridian Refrigerated, Inc. is required to pay federal, state or local taxes, the cash available for distribution by either company to its shareholders will be reduced accordingly.

  Tax on built-in gain

     Pursuant to Notice 88-19. 1988-1 C.B. 486, a C corporation that elects to be taxed as a real estate investment trust has to recognize any gain that would have been realized if the C corporation had sold all of its assets for their respective fair market values at the end of its last taxable year before the taxable year in which it qualifies to be taxed as a real estate investment trust and immediately liquidated unless the real estate investment trust elects to be taxed under rules similar to the rules of Section 1374 of the Internal Revenue Code.

     Since ProLogis has made this election, if during the "recognition period," being the 10-year period beginning on the first day of the first taxable year for which ProLogis qualifies as a real estate investment trust, ProLogis recognizes gain on the disposition of any asset held by ProLogis as of the beginning of the recognition period, then, to the extent of the excess of the fair market value of such asset as of the beginning of the recognition period over ProLogis' adjusted basis in such asset as of the beginning of the recognition period, such gain will be subject to tax at the highest regular corporate rate. Because ProLogis acquires many of its properties in fully taxable transactions and presently expects to hold each property beyond the recognition period, it is not anticipated that ProLogis will pay a substantial corporate level tax on its built-in gain.


  Possible legislative or other actions affecting tax consequences

     Prospective shareholders should recognize that the present federal income tax treatment of an investment in ProLogis may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in ProLogis.

     In this connection, Congress has recently passed and the President has signed the Tax Relief Extension Act of 1999 (the "1999 Act") which contains several provisions affecting real estate investment trusts. One provision under the 1999 Act will prohibit a real estate investment trust from holding securities representing more than 10% of the vote or value of the outstanding securities of any corporation other than a qualified real estate investment trust subsidiary, another real estate investment trust or corporations known as "taxable REIT subsidiaries" (the "Taxable

REIT Subsidiary Provision"). In addition, under the 1999 Act, not more than 20% of the value of a real estate investment trust's total assets may be represented by securities of one or more taxable REIT subsidiaries. Taxable REIT subsidiaries will be subject to full corporate level taxation on their earnings, but would be permitted to engage in certain types of activities, such as those performed by ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated and Meridian Refrigerated, Inc., which cannot currently be performed by real estate investment trusts or their controlled subsidiaries without jeopardizing their real estate investment trust status. Taxable REIT subsidiaries will be subject to limitations on the deductibility of payments made to the associated real estate investment trust which could materially increase the taxable income of the taxable REIT subsidiary and will be subject to prohibited transaction taxes on certain other payments made to the associated real estate investment trust.

     Under the Taxable REIT Subsidiary Provision, ProLogis and each of ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated and Meridian Refrigerated, Inc. will be allowed to jointly elect to treat ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated and Meridian Refrigerated, Inc. as "taxable REIT subsidiaries" for taxable years beginning after December 31, 2000. Further, although ProLogis owns more than 10% of the value of the outstanding securities of ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated and Meridian Refrigerated, Inc. which, absent a taxable REIT subsidiary election, would violate the provisions of the 1999 Act, the Taxable REIT Subsidiary Provision contains "grandfather" rules which would make the limitations on stock ownership described above inapplicable to ProLogis' ownership of ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated and Meridian Refrigerated, Inc., even in the absence of an election to treat the such companies as "taxable REIT subsidiaries." In such case, however, the Taxable REIT Subsidiary Provision would terminate ProLogis' ability to rely on the grandfather rule if either ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated or Meridian Refrigerated, Inc. were either to engage in new trades or businesses or acquire substantial new assets. Accordingly, in the absence of such an election, the Taxable REIT Subsidiary Provision may limit the future activities and growth of ProLogis Development Services Incorporated, ProLogis Logistics Services Incorporated and Meridian Refrigerated, Inc.

     As noted in "--Taxation of the Company - Annual Distribution Requirements," another provision under the 1999 Act amends certain real estate investment trust distribution requirements to conform such requirements to the regulated investment company rules under the Internal Revenue Code. These amendments are also effective for taxable years beginning after December 31, 2000.


  State and local taxes

     ProLogis and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of ProLogis and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the offered securities of ProLogis.


  Foreign taxes

     Frigoscandia S.A., a Luxembourg corporation, Garonor Holdings S.A., a Luxembourg corporation, Kingspark Holding S.A., a Luxembourg corporation, and ProLogis International Incorporated, a Delaware corporation, and each of their subsidiaries and affiliates, may be subject to taxation in various foreign jurisdictions. Each of the parties will pay any such foreign taxes prior to payment of any dividends. Each entity will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that any of these entities is required to pay foreign taxes, the cash available for distribution to its shareholders will be reduced accordingly.

     Each prospective purchaser is advised to consult with his or her tax advisor regarding the specific tax consequences to him or her of the purchase, ownership, and sales of ProLogis common shares, including the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

                              SELLING SHAREHOLDERS

     The table below sets forth the name of each selling shareholder and relationship, if any, with ProLogis. The table also shows the number of ProLogis common shares beneficially owned by the selling shareholders as of December 31, 1999, assuming no shares have been sold under this prospectus as of that date, the maximum number of ProLogis common shares which may be offered for the account of each selling shareholder under the prospectus, and the amount and percentage of ProLogis common shares to be owned by the selling shareholders assuming the sale of all of the ProLogis common shares which may be offered under this prospectus.

     The selling shareholders beneficial ownership is attributable to the interests they hold in a loan agreement between Kingspark Holding S.A., an unconsolidated subsidiary of ProLogis. The interests in the loan agreement are convertible into ProLogis common shares.

                                                                                Amount and
                                         Shares                             Percentage of Shares
                                   Beneficially Owned         Shares        Beneficially Owned
Selling Shareholder                 Prior to Offering     Being Offered(1)    After Offering(1)
-------------------                 -----------------     ----------------    -----------------
Paragon Holdings Limited                  23,708                23,708                 0
 95/97 Halkett Place
 St. Helier
 Jersey, Channel Islands

Parlen Investments S.A.                   23,708                23,708                 0
 Arias Fabrega & Fabrega
 The Bank of America Building
 50th Street
 Panama City,
 Republic of Panama

The Regent Trust Company                   7,147                 7,147                 0
 Limited
 Le Gallais Chambers
 54 Bath Street
 St. Helier
 Jersey, Channel Islands

John Cutts                                65,940(2)             62,147                 0
 Tudor Gables
 Old Warwick Road
 Lapworth, Solihull B94 6AY

Greg Court                                37,057(3)             34,686                 0
 The Maples
 Church Lane
 Lapworth, Solihull B94 5NN

David Keir                                37,057(3)             34,686                 0
 Laird Manoch
 Church Lane
 Harrington NN6 9NX

David Clements                             7,317(4)              5,420                 0
 Magnolia House
 6 Ferndale Drive
 Kenilworth CV8 2PF

Peter Roberts                             11,404(3)              9,033            0
 10 Chadwick Manor
 Chadwick End
 Knowle B93 OAT

_______________
(1) Assumes the sale of all ProLogis common shares offered by this prospectus, although none of the selling shareholders are under any obligation know to ProLogis to sell any ProLogis common shares.
(2) Beneficial ownership of 3,793 of the common shares is attributable to options to purchase ProLogis common shares awarded pursuant to the ProLogis Trust 1997 Long Term Incentive Plan.
(3) Beneficial ownership of 2,371 of the common shares is attributable to options to purchase ProLogis common shares awarded pursuant to the ProLogis Trust 1997 Long Term Incentive Plan.
(4) Beneficial ownership of 1,897 of the common shares is attributable to options to purchase ProLogis common shares awarded pursuant to the ProLogis Trust 1997 Long Term Incentive Plan.


                              PLAN OF DISTRIBUTION

     Any of the selling shareholders may sell any of their ProLogis common shares offered under this prospectus from time to time. Sales may be made directly or through brokers or dealers in connection with trades by the selling shareholders through the New York Stock Exchange or otherwise. To the extent required by applicable law, a prospectus supplement with respect to the ProLogis common shares being offered will set forth the terms of the offering of the ProLogis common shares, including the name or names of any dealers or agents the purchase price of the ProLogis common shares and the proceeds to the selling shareholders from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, and any discounts or concessions allowed or reallowed or paid to dealers.

     If dealers are used in the sale of ProLogis common shares with respect to which this prospectus is delivered or with respect to any block trades, the selling shareholder will sell such ProLogis common shares to the dealers as principals. The dealers may then resell such ProLogis common shares to the public at varying prices to be determined by such dealers at the time of resale. The name of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

     In connection with the sale of the ProLogis common shares or agents may receive compensation from the selling shareholders or from purchasers of ProLogis common shares for whom they may act as agents in the form of discounts, concessions, or commissions. Agents and dealers participating in the distribution of the ProLogis common shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts or commissions received by them from the selling shareholders and any profit on the resale of the ProLogis common shares by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

     Upon ProLogis' being notified by a selling shareholder of any change in the identity of the selling shareholder or that any material arrangement has been entered into with a broker or dealer for the sale of any ProLogis common shares through a secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

     (1) the names of such brokers or dealers, the number of ProLogis common shares to be sold;

     (2) the price at which such ProLogis common shares are being sold;

     (3) the commissions paid or the discounts or concessions allowed to such brokers or dealers;

     (4) where applicable, that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented or amended;

     (5) any change in the identity of the selling shareholder; and

     (6) other facts material to the transaction.

     Agents and dealers may be entitled under agreements entered into with the selling shareholders to indemnification by the selling shareholders against civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents and dealers may be customers of, engage in transactions with, or perform services for ProLogis and/or the selling shareholders in the ordinary course of business.


                                    EXPERTS

     The financial statements and related schedules of ProLogis incorporated by reference in this prospectus and in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports. In those reports, Arthur Andersen LLP states that with respect to a subsidiary accounted for under the equity method, its opinion is based on the report of other independent public accountants, namely KPMG. Additionally, the financial statements and related schedules of Meridian Industrial Trust, Inc. for the years ending December 31, 1997 and 1998, which ProLogis has included in its current report on Form 8-K dated April 13, 1999, have been audited by Arthur Andersen LLP. The financial statements and related schedules referred to above have been incorporated by reference in this prospectus and in the registration statement in reliance upon the authority of those firms as experts in accounting and auditing in giving the reports.

     With respect to the unaudited interim financial information for the quarter ended September 30, 1999, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.


                                 LEGAL MATTERS

     The validity of the offered securities will be passed upon for ProLogis by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing ProLogis and some of its affiliates, including Security Capital Group.


                      WHERE YOU CAN FIND MORE INFORMATION

     ProLogis is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. Such material can also be obtained from the Securities and Exchange Commission's worldwide web site at http://www.sec.gov. ProLogis' outstanding common shares, Series A cumulative redeemable preferred shares of beneficial interest, Series B cumulative convertible redeemable preferred shares of beneficial interest, Series D cumulative redeemable preferred shares of beneficial interest and Series E cumulative redeemable preferred shares of beneficial interest, are listed on the New York Stock Exchange under the symbols "PLD", "PLD-PRA", "PLD-PRB", "PLD-PRD" and "PLD-PRE", respectively, and all such reports, proxy statements and other information filed by ProLogis with the New York Stock Exchange may be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005. You can also obtain information about ProLogis at its website, www.prologis.com.

     This prospectus constitutes part of a registration statement on Form S-3 filed by ProLogis with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the registration statement.


                           INCORPORATION BY REFERENCE

     There are incorporated by reference in this prospectus the following documents previously filed by ProLogis with the Securities and Exchange Commission.

     (a) ProLogis' Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and amended by Form 10-K/A filed April 30, 1999;

     (b) ProLogis' Quarterly Reports on Form 10-Q for the fiscal quarters ending March 31, 1999, June 30, 1999 and September 30, 1999;

     (c) ProLogis' Current Reports on Form 8-K filed March 24, 1999, March 31, 1999, April 13, 1999, April 15, 1999, and April 16, 1999, and Form 8-
         K/A filed April 22, 1999;

     (d) The description of the common shares contained in ProLogis' registration statement on Form 8-A, as amended; and

     (e) The description of ProLogis' preferred share purchase rights contained in ProLogis' registration statement on Form 8-A, as amended.

The Securities and Exchange Commission has assigned file number 1-12846 to reports and other information that ProLogis files with the Securities and Exchange Commission.

     All documents subsequently filed by ProLogis pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 prior to the termination of the offering of the offered securities, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     ProLogis will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to:

     Secretary
     ProLogis Trust
     14100 East 35th Place
     Aurora, Colorado 80011
     (303) 375-9292

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the estimated expenses in connection with the registration and sale of the shares registered hereby, all of which will be paid by the registrant, except as noted in the prospectus:



SEC registration fee.........................................   $ 1,002.57
New York Stock Exchange fees.................................   $   700.00
Transfer agent's fees........................................   $ 2,500.00
Legal fees and expenses......................................   $ 5,000.00
Accounting fees and expenses.................................   $ 2,500.00
Miscellaneous expenses.......................................   $   297.43
                                                                ----------

Total........................................................   $12,000.00
                                                                ==========


ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

     Article 4, Section 10 of the Declaration of Trust provides as follows with respect to the limitation of liability of Trustees:

     "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 10, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 10, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding."

     Article 4, Section 11 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees:

     "The Trust shall indemnify each Trustee, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings."

     Article 8, Section 1 of the Declaration of Trust provides as follows with respect to the limitation of liability of officers and employees:

     "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of officers of a real estate investment trust, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer is entered in a proceeding based on a finding in the proceeding that the officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding."

     Article 8, Section 2 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees:

     "The Trust shall have the power to indemnify each officer, employee and agent, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings."

     ProLogis has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or (c) relating to judicially determined criminal violations. In addition, ProLogis has entered into indemnity agreements with each of its Trustees who is not also an officer of ProLogis which provide for indemnification and advancement of expenses to the fullest lawful extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a Trustee and ProLogis has established a trust to fund payments under the indemnification agreements.

ITEM 16.  EXHIBITS.

     See the Exhibit Index which is hereby incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, ProLogis has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Aurora, State of Colorado, on January 31, 2000.

                                       ProLogis Trust


                               By:     /s/ K. Dane Brooksher
                                   -----------------------------------------
                                       K. Dane Brooksher
                                       Chairman, Chief Executive Officer


                           SPECIAL POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of ProLogis Trust, a Maryland real estate investment trust, and the undersigned trustees and officers of ProLogis Trust, hereby constitutes and appoints K. Dane Brooksher, M. Gordon Keiser, Jr., Edward F. Long, and Edward S. Nekritz, its or his true and lawful attorneys-in-fact and agents, for it or him and in its or his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this report, and to file each such amendment to this report, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     SIGNATURE                        TITLE                    DATE


/s/ K. Dane Brooksher          Chairman, Chief Executive       January 31, 2000
---------------------------    Officer and Trustee
     K. Dane Brooksher



/s/ Irving F. Lyons III        President, Chief Investment     January 31, 2000
---------------------------    Officer and Trustee
     Irving F. Lyons III



/s/ Walter C. Rakowich         Chief Financial Officer         January 31, 2000
---------------------------    and Managing Director
     Walter C. Rakowich



/s/ Shari J. Jones             Vice President                  January 31, 2000
---------------------------    (Principal Accounting Officer)
     Shari J. Jones

/s/ Thomas G.  Wattles                 Trustee                January 31, 2000
----------------------------
     Thomas G. Wattles



/s/ Stephen L. Feinberg                Trustee                January 31, 2000
----------------------------
     Stephen L. Feinberg



                                       Trustee                January 31, 2000
----------------------------
     Donald P. Jacobs



/s/ William G. Myers                   Trustee                January 31, 2000
----------------------------
     William G. Myers



                                       Trustee                January 31, 2000
----------------------------
     John E. Robson



                                       Trustee                January 31, 2000
----------------------------
     J. Andre Teixeira



/s/ John S. Moody                      Trustee                January 31, 2000
----------------------------
     John S. Moody



/s/ Kenneth N. Stensby                 Trustee                January 31, 2000
----------------------------
     Kenneth N. Stensby

                                 EXHIBIT INDEX

EXHIBIT      DESCRIPTION
-------      -----------

  4.1 Articles of Amendment and Restatement of ProLogis Trust (Incorporated by reference to Exhibit 3.1 to ProLogis' Form 10-Q for the period ending June 30, 1999)

  4.1 Amended and Restated Bylaws of ProLogis Trust (Incorporated by reference to Exhibit 3.2 to ProLogis' Form 10-Q for the period ending June 30, 1999)

   4.3 Rights Agreement, dated as of December 31, 1993, between ProLogis and State Street Bank and Trust Company, as Rights Agent, including form of Rights Certificate (Incorporated by reference to exhibit
             4.4 to ProLogis' registration statement No. 33-78080)

  4.4 First Amendment to Rights Amendment, dated as of February 15, 1995, between ProLogis, State Street Bank and Trust Company and The First National Bank of Boston, as successor Rights Agent (Incorporated by reference to exhibit 3.1 to ProLogis' Form 10-Q for the quarter ended September 30, 1995)

  4.5 Second Amendment to Rights Agreement, dated as of June 22, 1995, between ProLogis State Street Bank and Trust Company and The First National Bank of Boston (Incorporated by reference to Exhibit 3.1 to ProLogis' Form 10-Q for the quarter ended September 30, 1995)

  4.6 Form of share certificate for Common Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.4 to ProLogis' registration statement No. 33-73382)

  4.7 Form of share certificate for Series A Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.7 to ProLogis' Form 8-A registration statement relating to such shares)

  4.8 Form of share certificate for Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.8 to ProLogis' Form 8-A registration statement relating to such shares)

  4.9 Form of share certificate for Series C Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.8 to ProLogis' Form 10-K for the year ended December 31, 1996)

  4.10 Form of share certificate for Series D Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.21 to ProLogis' registration statement No. 69001)

  4.11 Form of share certificate for Series E Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.22 to ProLogis' registration statement No. 69001)

  5.1 Opinion of Mayer, Brown & Platt as to the validity of the shares being offered

  8.1        Opinion of Mayer, Brown & Platt as to certain tax matters

  15         Letter regarding unaudited interim financial information

  23.1       Consent of Arthur Andersen LLP, Chicago, Illinois

  23.2       Consent of KPMG LLP, Stockholm, Sweden

  23.3       Consent of Mayer, Brown & Platt (included in Exhibits 5.1 and 8.1)

  24.1 Power of Attorney (included on signature to this registration statement)